Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

Vaporin, Inc. (the ’‘Company’’), a corporation organized and existing under the General Corporation Law of the State of Delaware (the ’‘Delaware General Corporation Law’’), hereby certifies as follows:

1. The Company was incorporated by the filing of a Certificate of Incorporation with the Secretary of State of Delaware on June 2, 2009.

2. Pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

3. Article FOURTH of the Certificate of Incorporation is amended by adding the following at the end thereof:

As of the close of business on September 8, 2014 (4:01 p.m. Eastern Daylight Time) (the ’‘Reverse Split Date’’), each fifty shares of common stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this paragraph as the ’‘Old Common Stock’’) automatically and without any action on the part of the holder thereof will be reclassified and changed into one share of new common stock, par value $.0001 per share (referred to in this paragraph as the ’‘New Common Stock’’), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the ’‘Old Certificates’’) will be entitled to receive, upon surrender of such Old Certificates to the Company for cancellation, a certificate or certificates (the ’‘New Certificate’’, whether one or more) representing the number of whole shares (rounded down to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued. In lieu of any such fractional shares of New Common Stock, each shareholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Company for cancellation, an amount in cash equal to the product of (i) the average of the closing trading prices (as adjusted to reflect the reverse stock split) of the Company’s common stock, as reported on the Over-The-Counter Bulletin Board, during the 20 consecutive trading days ending on the trading day immediately prior to the Reverse Split Date and (ii) such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Company shall carry forward any fractional share until all certificates of that holder have been presented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Reverse Split Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.0001 par value of each such share.

4. This Certificate of Amendment to Certificate of Incorporation was duly adopted and approved by the shareholders of the Company on the 2nd day of July, 2014 in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation as of September 8th, 2014.

VAPORIN, INC.

By:	/s/ Scott Frohman
Scott Frohman, CEO and Director